                                                                 Exhibit 10.21

                                 CONSULTING AGREEMENT

     THIS AGREEMENT is effective as of April 1, 1996 between SELECT COMFORT CORPORATION, a Minnesota corporation (the "Company"), and ERVIN R. SHAMES (the "Consultant").

     WHEREAS, the Consultant will be elected to serve as a member of, and as Chairman of, the Board of Directors of the Company (the "Board") ; and

     WHEREAS, the Company also desires to engage the Consultant to perform certain consulting services in order to benefit from the Consultant's management experience and abilities, and the Consultant desires to accept such engagement, all upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Consultant, each intending to be legally bound, agree as follows:

     1. ENGAGEMENT. Subject to all of the terms and conditions of this Agreement, the Company agrees to engage the Consultant to assist the Company in various executive and management duties as may be agreed to from time to time between the Board and the Consultant, and the Consultant agrees to accept such engagement.

     2.   DUTIES.

     (a) During the term of this Agreement, the Consultant agrees to consult with the Board and the Company regarding such matters, and to provide such services to the Board and the Company, as may reasonably be requested by the Board consistent with the Consultant's expertise and experience and Consultant's position as Chairman of the Company and agreed to by the Consultant.

     (b) The services to be rendered by the Consultant to the Company pursuant to this Agreement will be as an independent contractor, and this Agreement does not make the Consultant an employee, agent or legal representative of the Company for any purpose whatsoever, including without limitation participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to the Consultant to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company. The Company will not withhold from the amounts paid to the Consultant under this Agreement for any federal or state taxes, and the Consultant agrees that he will pay all taxes due on such amounts paid.

     (c) During the first six (6) months of the engagement hereunder, the Consultant agrees to devote approximately 40% to 50% of his business hours to the performance of the Consultant's duties hereunder. During the six (6) months from October 1, 1996 to March 31, 1997, the Consultant agrees to devote approximately 30% to 35% of his business hours to the performance of the Consultant's duties hereunder. During the remaining term of the engagement hereunder, the Consultant agrees to devote approximately 20% of his business hours to the performance of the Consultant's duties hereunder. Time spent in performance of duties as director or Chairman shall be deemed to be time devoted to Consultant's duties hereunder.

     (d) Notwithstanding anything to the contrary contained in this Agreement other than Section 7 hereof, nothing shall be construed to limit the ability of the Consultant to consult for or serve on the Board of Directors of such other corporations, trade associations, charitable organizations or other entities as the Consultant shall from time to time deem appropriate and to engage in such other activities as the Consultant shall reasonably deem not to be in conflict with his duties to the Company.


     (e) The Consultant shall have no obligation to accept a position as an officer or director, including the position of Chairman of the Board, until directors and officers liability insurance in customary and reasonable amounts shall have been purchased by the Company and shall be in full force and effect.

     3. TERM. The term of this Agreement will commence on April 1, 1996 and, subject to earlier termination in accordance with Section 4 below, will continue for a period of three (3) years.

     4. TERMINATION. Subject to the respective continuing obligations of the Company and the Consultant under Sections 5(b), 5(c), 6, 7 and 9 of this
Agreement:

          (a) This Agreement may be terminated by the Company immediately upon written notice to the Consultant "for cause," with the basis for termination specified in such notice. For purposes of this Agreement, "for cause" will mean (i) dishonesty, fraud, gross misrepresentation, embezzlement or material and deliberate injury or attempted injury, in each case related to the Company or its business, (ii) any unlawful or criminal activity of a serious nature, (iii) any willful breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) a material breach of any provision of this Agreement.

          (b) This Agreement may be terminated by the Company or the Consultant upon not less than thirty (30) days prior written notice without cause.

          (c) This Agreement may be terminated by the Company ninety (90) days following the Consultant's Total Disability. For purposes of this Agreement, "Total Disability" will be as defined in the long-term disability plan of the Company then in effect for employees of the Company (regardless of whether the Consultant is covered by such plan) or, if no such plan exists, "Total Disability" will mean such disability that prevents the Consultant from performing his duties under Section 2 of this Agreement for a continuous period of ninety (90) days.

          (d) This Agreement will be automatically terminated upon the death of the Consultant.

     5.   COMPENSATION.

          (a) MONTHLY RETAINER. In consideration of the Consultant's services under this Agreement, the Company will pay the Consultant a retainer of $10,000 per month payable on the 15th day of each month commencing April 15, 1996.

          (b) STOCK OPTIONS. In addition to the monthly retainer described above, and subject to the terms and conditions set forth below, the Consultant will be entitled to receive non-qualified stock options (i.e., options that are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) as follows:

               (i) Effective April 1, 1996, the Consultant will receive non-qualified stock options to purchase one hundred fifty thousand (150,000) shares of the Common Stock of the Company at an exercise price of $5.25 per share, fifty thousand (50,000) of which will be exercisable immediately and the balance will become exercisable in equal increments of one-thirty-sixth (1/36) of such balance at the end of each of the first thirty-six (36) months of the term of this Agreement so long as the Consultant remains engaged as a consultant, officer or director by the Company.

               (ii) Effective April 1, 1997, subject to the discretion of the Board to refuse to approve the grant of such options if the Board is dissatisfied with the performance of the Consultant or the Company's progress to such date, the Consultant will receive non-qualified options to purchase fifty thousand (50,000) shares of Common Stock, exercisable at the fair market value per share as of April 1, 1997 as determined by the Board in good faith, which options will become exercisable in equal increments of one-twenty-fourth (1/24) of such number of shares at the end of each of the twenty-four (24) months beginning April of 1997 so long as the Consultant remains engaged as a consultant, officer or director by the Company.

               (iii) Effective April 1, 1998, subject to the discretion of the Board to refuse to approve the grant of such options if the Board is dissatisfied with the performance of the Consultant or the Company's progress to such date, the Consultant will receive non-qualified options to purchase twenty-five thousand (25,000) shares of Common Stock, exercisable at the fair market value per share as of April 1, 1998 as determined by the Board in good faith, which options will become exercisable in equal increments of one-twelfth (1/12) of such number of shares at the end of each of the twelve (12) months beginning April of 1998 so long as the Consultant remains engaged as a consultant, officer or director by the Company.

               (iv) Effective April 1, 1999, subject to the discretion of the Board to refuse to approve the grant of such options if the Board is dissatisfied with the performance of the Consultant or the Company's progress to such date, the Consultant will receive non-qualified options to purchase twenty-five thousand (25,000) shares of Common Stock, exercisable at the fair market value per share as of April 1, 1999 as determined by the Board in good faith, which options will be immediately exercisable upon the date of grant.

               (v) Upon a "Change in Control," as defined in the Company's 1990 Omnibus Stock Option Plan (without giving effect to the last sentence of Section 11.1 thereof), if the Consultant remains engaged as a consultant, director or officer to the Company immediately prior to such Change in Control or immediately prior to the Company entering into an agreement or understanding of any kind providing for such Change in Control, all of the foregoing options that are scheduled to be granted under clauses (ii) to (iv) above prior to the date that is ninety (90) days after the effective date of such Change in Control will be deemed to have been granted at the fair market value per share as of the effective date of such Change in Control (to the extent not yet granted), and all of such options that have been granted or are deemed granted pursuant to this clause (v) and remain outstanding as of the date of such Change in Control will become immediately exercisable. All such options that become exercisable shall remain exercisable until the earlier of: (A) ten (10) years after the date of grant, (B) ninety (90) days after the date that the Consultant no longer serves the Company in any capacity, whether as a consultant; director or officer, unless such cessation of service is due to the death of the Consultant, or (C) one (1) year after the death of the Consultant. All of the foregoing options will be evidenced by the form of non-statutory stock option agreement attached hereto as Exhibit A to be executed and delivered as of the respective dates of grant and reflecting the foregoing terms and conditions, PROVIDED, HOWEVER, that all of the foregoing options, when granted or deemed granted, will be deemed outstanding for all purposes of Articles 3, 10 and 11 of the Company's 1990 Omnibus Stock Option Plan; and PROVIDED FURTHER, that Section 11.3 of the Company's 1990 Omnibus Stock Option Plan shall not apply to any of the foregoing options.

     (c) EXPENSES. The Company will pay or reimburse the Consultant for reasonable expenses that the Consultant incurs while performing his duties under this Agreement, whether as Consultant, Chairman or a director, provided that such expenses are incurred and properly accounted for in accordance with the Company's policies regarding reimbursement of business expenses as may be in effect from time to time.

6.   CONFIDENTIAL INFORMATION.

     (a) "Confidential Information," as used in this Section 6, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

          (i) trade secret or other proprietary information about the Company and its products; and

          (ii) proprietary information concerning any of the Company's past, current, or possible future products, including (without limitation) proprietary information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling or leasing.

     Notwithstanding anything to the contrary contained herein, the term "Confidential Information" does not include information which (i) is or becomes available to the public other than as a result of a disclosure by the Consultant, (ii) was within the Consultant's possession prior to its being furnished to the Consultant by or on behalf of the Company pursuant to this Agreement, or (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Company or its representatives.

     (b) The Consultant will not, either during or after his engagement by the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it, except (i) as required in the performance of the Consultant's duties to the Company, (ii) as required to enforce this Agreement, or (iii) as otherwise required by law. When the Consultant's engagement with the Company ends, he will, upon the Company's request, promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in his possession, regardless of who prepared them.

     7.   COMPETITIVE ACTIVITIES.   The Consultant agrees that during the term
of this Agreement and for a period of two (2) years after termination of this Agreement, regardless of the reason for such termination:

     (a)  He will not alone, or in any capacity with another firm:

          (i) directly or indirectly compete with the Company's business, as the Company has conducted it during the Consultant's engagement with the Company, within any state in the United States or any country in which state or country the Company directly or indirectly markets or services products or provides services or reasonably plans or intends during Consultant's engagement period to market or service products or provide services;

          (ii) solicit or encourage any Company customer or potential customer (for mattress products made by the Company) to cease to do business with or to not do business with the Company in such products; or

          (iii) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company.

     (b) The Consultant may, however, accept employment or service with an entity competing with the Company so long as the business of such entity is diversified, and the employment or service by the Consultant is with a separately managed and operated part of its business that does not compete with the Company.

     8. NO ADEQUATE REMEDY. The Consultant understands that if he fails to fulfill his obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, the Consultant hereby consents to the specific enforcement by the Company of Sections 6 and 7 of this Agreement through an injunction or restraining order issued by an appropriate court.

     9.   INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE.

          (a) The Company shall pay or reimburse to the Consultant the fees and expenses of personal counsel for their professional services rendered to the Consultant in connection with this Agreement and any other agreement or benefit plan entered into or adopted in connection herewith and matters related hereto and thereto (provided that the fees and expenses of such counsel in connection with the execution and delivery of this Agreement shall not exceed $5,000), including in connection with any enforcement hereof and thereof if the Consultant is the prevailing party in any such dispute or enforcement action. Without limiting the foregoing, in the event that the Company terminates, or seeks to terminate this Agreement, alleging as justification for such termination "for cause" as specified in
     Section 4 hereof and the Consultant in good faith disputes such termination or attempted termination, and the Company disputes its obligations pursuant to any provision of this Agreement, the Company shall pay, or reimburse to the Consultant, all reasonable costs incurred by the Consultant in such dispute, including attorneys' fees and costs, if the Consultant is the prevailing party in any such dispute or enforcement action.

          (b) The Company shall indemnify and hold the Consultant harmless against all claims, damages, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees and expenses, incurred by the Consultant: (i) for any breach of any covenant of the Company contained herein, or in any agreement entered into in connection herewith, or (ii) in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) (x) brought by the Company or any third party challenging the validity or enforceability of all or any portion of this Agreement and any other agreement entered into or adopted in connection herewith or (y) in which the Consultant is made or is threatened to be made a party by reason of the fact that the Consultant is or was an officer or director of the Company, regardless of when such action or proceeding may be brought and regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company). The undertakings of subparagraph (a) are independent of and shall not be limited or prejudiced by the undertakings of this subparagraph (b).

          (c)  In addition to the foregoing (and not in limitation):

               (i) the Consultant will at all times be entitled to indemnification from the Company in accordance with Article VIII of the Restated Bylaws of the Company as in effect on the date hereof, the Consultant will be deemed to be an "Indemnified Person" as defined therein for all purposes, and the Consultant's rights thereunder will not be adversely affected by any subsequent amendment thereof; and

               (ii) the Company will maintain in full force and effect one or more policies of directors and officers liability insurance providing for such coverage (in amounts not less than present amounts) as may be determined from time to time by the Board.

          (d) The provisions of this Section 9 shall survive the termination of this Agreement.

     10.  MISCELLANEOUS.

     (a) SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the other party's prior written consent.

     (b) MODIFICATION. This Agreement may be modified or amended only by a writing signed by each of the parties hereto.

     (c) GOVERNING LAW. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of laws provisions of any jurisdictions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts for this purpose.

     (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (e) NON-WAIVER. No failure or delay by either the Company or the Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

     (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute one and the same instrument.

     (g) ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings among the parties hereto concerning the matters in this Agreement, including, without limitation, any policy or personnel manuals of the Company or any of its subsidiaries or affiliates.

     (h) NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered or sent by registered first-class Mail, postage prepaid, and will be effective upon receipt, if sent to the following address or such other address as either party will have notified the other party:

If to the Company:    Select Comfort Corporation
                      6105 Trenton Lane North
                      Minneapolis, Minnesota  55442
                      Attn:  Mark L. de Naray

If to the Consultant: Ervin R. Shames
                      35 Mollbrook Drive
                      Wilton, Connecticut  06897


IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date first above written.






     SELECT COMFORT CORPORATION


                                         By:  /s/
                                            --------------------------------

                                              Its: CEO






                                                   /s/
                                            --------------------------------
                                            Ervin R. Shames